Exhibit 99.1

FOR IMMEDIATE RELEASE

Oct. 15, 2007

For Information Contact:

Bruce Broquet, GCI (907) 868-6660 or bbroquet@gci.com

David Morris, GCI (907) 265-5396 or dmorris@gci.com

Steve Hamlen, UCI (907) 561-1674 or shamlen@uui-alaska.com

GCI TO PURCHASE COMMUNICATIONS OPERATIONS

OF UNITED COMPANIES, INC.

Access to Regional Long-Haul Microwave Network and Local Exchange Company Workforce Will Facilitate Deployment of GCI’s Rural Wireless Solution

To 60 Rural Alaska Communities

ANCHORAGE, AK – GCI (NASDAQ: GNCMA), Sea Lion Corporation (the Alaska Native village corporation for Hooper Bay), and Togiak Natives Limited (the village corporation for Togiak) announced today that they have signed an agreement under which GCI will acquire the telecommunications subsidiaries of United Companies, Inc. (UCI), a holding company owned by Sea Lion and Togiak.

Under the agreement, GCI will pay $40 million for the stock of two UCI subsidiaries (the United companies):

•	United Utilities (UUI), which together with its subsidiary, United-KUC, provides local telephone service to 60 rural Alaska communities across Alaska.

•

Unicom, which operates DeltaNet, a long-haul broadband microwave network ringing the Yukon-Kuskokwim Delta – a region of approximately 30,000 square miles in western Alaska. By next summer, DeltaNet, which is still in construction but has already commenced operations where completed microwave towers have been brought on line, will link more than 40 villages to Bethel, the region’s hub.

The United companies are expected to generate approximately $26 million in revenues and $8 million in EBITDA in 2007. Synergies resulting from the acquisition are expected to increase that EBITDA stream by 50 percent in the first full year after closing. The United companies have combined net debt of approximately $30 million dollars as of the companies’ June 30, 2007 balance sheets. Financing for the transaction will be provided by GCI’s existing senior bank credit facilities or if necessary a new facility commitment in the first half of 2008.

“This is a major event in the history of Sea Lion,” said Myron Naneng, Sea Lion president. “We founded UCI in 1977 not only as an investment but also as way to provide essential communications services to villages throughout our region. We are proud of UCI’s success as a telecommunications provider, and we will work with GCI to ensure a smooth transition for both customers and employees.”

“This acquisition recognizes the substantial value that the Sea Lion-Togiak-UCI partnership has built over the past thirty years,” said Joe Alexie, Togiak Natives chairman.

After closing, the United companies will operate as separate subsidiaries of GCI under their existing management and UUI and Unicom brands. While the acquisition is under regulatory review the United companies will continue to invest in the further deployment of DeltaNet.

“With the guidance and support of Sea Lion and Togiak, UCI has built over the past thirty years a first-rate local telephone company that delivers service to thousands of rural Alaskans,” said Ron Duncan, GCI president. “With the deployment of DeltaNet, UCI has also changed the paradigm for delivering long distance voice, video, and data services in rural Alaska. We look forward to helping UCI expand DeltaNet.”

“By using DeltaNet, GCI will reduce the capital expenditures that would have been needed to roll out mobile/broadband wireless service in the Yukon-Kuskokwim Delta by more than $8 million,” Duncan continued. “GCI will also be able to accelerate the deployment of its rural wireless solution by contracting with the United companies to operate and maintain the wireless infrastructure in the United companies service areas. We look forward to welcoming all of the employees of the United companies to the GCI family.”

“For years, GCI has been a provider of high-quality long distance and telemedicine and distance learning services in our communities,” said Steve Hamlen, president of UUI/United-KUC and Unicom. “Together, the United companies and GCI will substantially expand the range of communications services available to our customers. This transaction will further the economic development of all of the communities we serve today.”

Subject to customary closing conditions, the acquisition is expected to close in the second quarter of 2008. The transfer in control of the United companies’ radio spectrum and other licenses must be approved by the Federal Communications Commission. In addition, the Regulatory Commission of Alaska (RCA) must approve GCI’s taking control of the United companies, both of which hold RCA certificates to provide intrastate telecommunications services.

Alaska Growth Capital is serving as GCI’s financial advisor on the acquisition.

GCI is the largest telecommunications company in Alaska. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communication services throughout Alaska. More information about the company can be found at www.gci.com.

See attached Securities and Exchange Commission Regulation G, Rule 100, Non-GAAP Financial Reconciliation of Consolidated UUI-UKUC and UNICOM Net Income to EBITDA as expected for the year 2007.

The foregoing contains forward-looking statements regarding GCI’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

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GCI
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	YTD	Annualized
	UUI - UKUC	UUI - UKUC
	UNICOM	UNICOM
	6/30/2007	2007
Net Income	$ 0.8	$ 1.6
Income tax expense	0.4	0.8
Income before income tax expense	$ 1.2	$ 2.4

Other (income) expense:
Interest expense	$ 1.0	$ 2.0
Interest income	(0.4)	(0.8)
Other (income) expense net	$ 0.6	$ 1.2

Operating Income	$ 1.8	$ 3.6

Depreciation and Amortization	2.0	4.0

EBITDA	$ 3.8	$ 7.6